Argentex Mining Appoints Peter A. Ball as Executive VP of Corporate Development and Grants Stock Options

This Revised Press Release replaces the Press Release issued earlier today to correct the date of appointment and to add disclosure about the grant of stock options.

Vancouver, B.C., March 14, 2011 -- Argentex Mining Corporation (“Argentex” or “the Company”) (TSXV: ATX) (OTCBB: AGXM) is pleased to announce the appointment of Peter A. Ball as its Executive Vice President of Corporate Development, effective March 11, 2011.  In his new position, Mr. Ball will be responsible for developing, implementing and executing all aspects of Argentex's corporate development opportunities designed to enhance its shareholder value. Included in the role will be the forging of new relationships with institutional investors, raising of capital to fund the continued development of the Company’s exploration and development programs, an expanded marketing and public relations program, and assisting with corporate governance and regulatory matters. Mr. Ball is a mining professional with close to 25 years of experience in senior management roles encompassing finance, investor relations, securities trading, mine engineering, business development, corporate communications, public relations and marketing.  He will be based at the Company’s corporate headquarters in Vancouver, British Columbia, Canada.

Prior to joining Argentex, Mr. Ball held the position as Vice President of Investor Relations for Century Mining Corporation, where he was responsible for the management of corporate communications, investor and public relations and business development.  He began his career in the 1980s, gaining valuable experience as a mining engineer, a technical representative, and various business-corporate relations management roles for a number of mining companies including Sherritt Gordon Mines, Hudson Bay Mining & Smelting, Echo Bay Mines and Eldorado Gold Corporation.

Mr. Ball spent eight years in the financial sector, first as a financial advisor with RBC Dominion Securities and later as a portfolio manager, revenue analyst and marketing manager with Bell Canada.  From 2006 to 2009, Mr. Ball held the senior positions of Vice President of Corporate Communications for Hawthorne Gold Corp. and also Adriana Resources Inc.  Mr. Ball is a graduate of the Mine Engineering Program, Haileybury School of Mines (1989), the Business Program (Finance/Marketing) at Georgian Business College (1996) and the Canadian Securities Program (1994 and 1999).  He is a member of the Canadian Investor Relations Institute (CIRI) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM).

“We are pleased to add Peter to our senior management team,” said Ken Hicks, President of Argentex.  “Peter’s diverse background and extensive knowledge of the mining industry on all fronts, coupled with his extensive investor relations and corporate development experience, industry contacts and proven track record, will play a key role as the Company continues to expand its excellent pipeline of advanced exploration assets and focuses to increase shareholder wealth.”

Also on March 11, 2011 and pursuant to a written consulting agreement with Mr. Ball, Argentex has granted to Mr. Ball options to purchase 150,000 shares of its common stock at an exercise price of US$1.04, being the closing price (last sale of the day) on the OTC-BB on March 10, 2011.  These options are for a term of three years from the date of grant, vesting quarterly in four equal installments, with the first installment vesting June 1, 2011.

About Argentex:

Argentex Mining Corporation is an exploration company focused on the discovery of silver, gold and polymetallic deposits on its advanced late-stage exploration projects in the Patagonia region of southern Argentina.

In 2011, through an extensive targeted exploration program, Argentex is currently advancing its highly prospective projects, specifically its 100% controlled Pinguino project, located in Santa Cruz province.  An early 2011 drill program of approximately 17,000 meters is underway at Pinguino, where Argentex plans to drill test the extents of previously identified high-grade silver targets discovered in 2010.  More than 6,300 meters of the proposed 17,000-meter program have so far been completed.  The new discoveries being drill tested include the Tranquilo and Luna veins at Pinguino, which returned high-grade results in previous drill programs, including 6.0 meters of over 2,400 g/t silver and 0.22 g/t gold and 6.4 meters of 486.6 g/t silver and 1.91 g/t gold. More than 50 individual veins have so far been discovered at Pinguino, with a combined strike length in excess of 75 line kilometers.  Only a small percentage of veins and potential targets have been drill tested in the 42,300 meters of drilling completed at Pinguino to date.

With the recent financing of approximately $7.3 million Cdn from International Finance Corporation (IFC), a member of the World Bank Group, Argentex has a strong treasury to carry out its exploration plans.  IFC offers mining clients in developing countries a broad range of financial and advisory services throughout the mining life cycle.  Through its early equity investment program, IFC assists exploration-stage companies such as Argentex with financing and advice on best practice environmental and social management.

Argentex's 10,000 hectare Pinguino property is located in Argentina's Patagonia region, within the Deseado Massif of Santa Cruz province. Pinguino is easily accessible, situated approximately 400 meters above sea level in low-relief topography.  An existing system of all-weather roads provides year-round access to the property.

The Deseado Massif is a region of recent prolific gold/silver exploration, development and M&A activity. In addition to the four currently operating precious metal mines, the recent $3.6 billion acquisition of Andean Resources for its Cerro Negro property by Goldcorp Inc. highlights the world-class potential of this emerging silver-gold district.

In total, Argentex owns 100% of the mineral rights to more than 35 projects located within approximately 307,981 acres (124,636 hectares) of highly prospective land located in the Santa Cruz and Rio Negro provinces of Argentina. Shares of Argentex common stock trade under the symbol ATX on the TSX Venture Exchange and on the OTCBB under the symbol AGXM.

Exploration on the Pinguino property is being conducted under the supervision of Mr. Kenneth Hicks, P.Geo., Argentex's President and a "qualified person" as defined by Canada's National Instrument 43-101.

On behalf of Argentex Mining Corporation:

“Ken E. Hicks”
President

For further investor information, please contact the company at:

E-mail:                      info@argentexmining.com
Phone:                     604-568-2496 or 1-866-594-7687
Website:                  www.argentexmining.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties.  Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analysis and on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Forward-looking statements in this news release include statements about the company’s belief that Peter’s diverse background and extensive knowledge of the mining industry on all fronts, coupled with his extensive investor relations and corporate development experience, industry contacts and proven track record, will play a key role as the Company continues to expand its excellent pipeline of advanced exploration assets and focuses to increase shareholder wealth. Actual results may differ materially from those currently anticipated due to a number of factors beyond the Company’s control.  These risks and uncertainties include, among other things, competition for qualified personnel and risks that are inherent in Argentex's operations including the risk that the Company may not find any minerals in commercially feasible quantity or raise funds sufficient to prosecute its exploration plans.  These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.